Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Financing Term Sheet
for TIGRcub® Security Issuance

Tulsa, Oklahoma, February 17, 2011. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it has signed a non-binding Term Sheet with a group of institutional investors. Proceeds of the financing are to be used for the drilling and completion of wells included in ANEC’s inventory of Proved Undeveloped reserves (“PUD”). ANEC’s PUDs include 7 locations on its Bayou Couba project in St. Charles Parish, Louisiana with potential reserves of 1.4 million barrels of oil.

ANEC will raise a total amount of US$5 million, before fees and expenses through the issuance of Top-line Income Generation Rights Certificate (“TIGRcub® Security”). The TIGRcub® Security will provide for a monetary production payment equal to 45% of revenues for a period of 84 months generated by the Initial Investment Wells (defined as ANEC’s existing producing wellbores only). The aggregate monetary production payments during the 84 month period are required to be at least US$6.1 million, and if less, require a make whole payment at the end of the term. The obligations under the TIGRcub® Security shall be secured by a first priority, perfected security interest and mortgage in the Initial Investment Wells (including, without limitation, the leases, wells, related real property and all assets used in connection therewith). The investors shall also have the right of first refusal on a subsequent investment in TIGRcub® Securities in amounts not less than $5 million with participation terms and investment wells to be determined.

Warrants, expiring in five years and exercisable into common shares, will also be issued with the funding for a number of shares equal to the quotient of 15% of the initial investment amount divided by the strike price equal to 120% of the volume-weighted average price of the common stock over the 5 days prior to closing.

Completion of the funding under the Term Sheet is subject to completion of definitive documentation.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

TIGRcub® Security is a registered trademark of Entrex, Inc., Chicago, IL 60606.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.